EXHIBIT 99.1

CDW Adds Kelly J. Grier to Board of Directors

VERNON HILLS, Ill. – August 1, 2023 – CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers, today announced the addition of Kelly J. Grier to its board of directors. The appointment was effective on July 31, 2023.

Grier recently retired as US Chair and Managing Partner (CEO) of Ernst & Young LLP (EY), a leading global professional services firm. In this role, Grier oversaw more than 81,000 employees across 31 countries with annual revenue of nearly $21 billion. She has considerable experience working with boards and audit committees of global organizations; a track record of successful growth and transformation, human capital and DEI leadership; and deep expertise in financial reporting, crisis management, risk and corporate governance.

“Kelly’s extensive experience helping organizations navigate complex global macroeconomic trends, coupled with her financial acumen and passion for culture, inclusion and innovation make her an outstanding addition to the CDW board of directors,” said Christine A. Leahy, chair and chief executive officer, CDW. “As CDW continues to help our customers unlock technology’s potential in all aspects of their operations, and in all economic cycles, having Kelly’s experience and perspective will undoubtedly bring value to all of our stakeholders.”

Grier serves on the board of directors for Illinois Tool Works Inc. (ITW) and has also served as director and chair of several private and charitable organizations. For more details about the CDW board of directors, please visit the About Us section of the company’s website.

About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 15,300 coworkers. For the trailing twelve months ended March 31, 2023, CDW generated Net sales of approximately $23 billion. For more information about CDW, please visit www.CDW.com.

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(847) 968-0238
investorrelations@cdw.com

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Vice President, Corporate Communications
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